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                                                                   EXHIBIT 10.17


                                                                     [AT&T LOGO]
--------------------------------------------------------------------------------
Harold W. Burlingame                                     Room 4349L1
Executive Vice President                                 295 North Maple Avenue
                                                         Basking Ridge, NJ 07920
                                                         908 221-6033


January 3, 2000

CONFIDENTIAL


Michael Keith
4 Tall Oaks Court
Mendham, NJ 07945

Re:  Special Retention Agreement

Dear Michael:

This letter agreement (this "Agreement") confirms the terms and conditions of a special retention arrangement that AT&T Corp. (the "Company") is pleased to offer you in recognition of your excellent and dedicated service to the Company.

1. Job Responsibilities. As a result of changes in the AT&T (the Company) business structure you will be in a new role working on the development of the second and third tier marketing strategy and opportunities in the fixed wireless market. The Company will develop a new position for you (the "New Position") which will be consistent with the position of Executive Vice President of the Wireless group and take into account your qualifications and experience. The development of those responsibilities and new position will be defined no later than July 31, 2000. You will initially report to John Zeglis, Chief Executive Officer of the Wireless Group. During the term of this Agreement you will hold jobs of scope and responsibility similar to that of the Executive Vice President of the Wireless group.

     It is agreed and understood that during the period of time through December 1, 2002, your total annual compensation (i.e., the sum of annual base salary rate-target annual incentive-currently 90% of base pay, and target "Long Term" incentive-currently 300% of base pay) will not be reduced. Accordingly, your total annual compensation will not be reduced below its current level of 2 million dollars per year. Similarly, your annual base salary will not be reduced below its current level of $425,000. A reduction in either base salary or total annual compensation as defined in Paragraph 5(ii) will meet the definition of "Good Reason"
     (as defined in Paragraph 5) and you would be able to terminate your employment under the terms and conditions of Paragraph 3 of this Agreement.

2. If you terminate your employment anytime before December 1, 2002, for any reason other than for Good Reason, you will be entitled to receive the following
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                                    -2-                          January 3, 2000

     special severance benefits after the effective date of your termination (your "termination date"):

     (i) Severance. The Company will pay you from its general assets a severance payment in the gross amount equal to two times the sum of
            (A) your then-current annual base salary, and (B) the targeted amount of your short term bonus for the period in which your termination date occurs. Such payment will be made in a lump sum as soon as practicable following your termination date, or may be deferred by you in accordance with the terms and conditions set forth in Exhibit A attached hereto.

     (ii) Prorated Short-Term Bonus. The Company will pay you from its general assets an amount equal to your targeted short term bonus prorated for your service during the performance period in which your termination date occurs. Such payment will be made in a lump sum as soon as practicable following your termination date.

     (iii) Standard Equity Awards. Any Company stock options and performance shares/stock units that were awarded to you as part of the Company's standard annual long-term incentive award program and are outstanding as of your termination date shall continue to vest and be exercisable (as applicable) following your termination date, as if you were eligible for retirement-related benefits (or, in the case of your pre-1998 awards, as if you were Service Pension eligible within the meaning of the AT&T Management Pension Plan as in effect on July 31, 1997).

     (iv) Special Supplemental Retention/Retirement Deferrals. You will forfeit all amounts in your supplemental retirement arrangement/Deferred Account that is described in Exhibit B attached hereto.

     (v) Special Equity Awards. You will forfeit any nonvested restricted stock units, special stock options, and other special equity awards (collectively, "Nonvested Special Awards") that have been or may be granted to you prior to your termination date (including, but not limited to, the special September 1, 1998, award that was granted to you).

     (vi) Post Termination Medical Coverage. In the event such termination occurs in 2000 you will be eligible for retiree medical coverage by virtue of the Rule of 65. In the event such termination does not occur in 2000, you will be eligible for retiree medical coverage, if as of your termination date you satisfy the conditions for such coverage under the Company's retiree medical plan. If you do not satisfy such conditions, the Company will pay your costs for continued medical coverage for you and your eligible dependents under the Company's active employee medical plan (as amended from time to time) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), for up to 18 months. Thereafter, you will be eligible for continued medical coverage under the Company's Senior Management Separation Medical Plan, as amended from time to time, subject to your

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                                      -3-                       January 3, 2000


            making any require premium payments and satisfying any other terms and conditions thereunder.

     (vii) Life Insurance. The Company will provide you, for the remainder of your life, with continued life insurance coverage equal to one times your annual base salary in effect as of your termination date. AT&T shall pay a lump sum payment equal to the present value of the additional future premiums (determined by AT&T's actuaries) which, together with the cash value of the policy as of your termination date, are estimated to be necessary to provide paid-up coverage for the remainder of your lifetime equal to one times annual base pay (rounded to the next highest $1,000), determined as of your termination date. AT&T shall provide you an additional payment estimated to equal the federal income and FICA taxes to be incurred by you by reason of such lump sum payment, calculated in accordance with AT&T's current practice for senior management employees. You shall not be entitled to any additional or future payments from the Company under the AT&T Senior Management Universal Life Insurance Plan.

     (viii) Financial Counseling. The Company will pay the cost of financial counseling (or provide a lump sum payment to you) for you for a period of two years from your termination date (including income tax preparation during the subsequent calendar year with respect to income tax returns for the calendar year which includes the second anniversary of your termination date), in accordance with the Company's then-current Senior Management Financial Counseling Program.

     (ix) Outplacement Counseling. The Company will provide you, if you so elect within one year after your termination date, with outplacement counseling from a firm selected by the Company, in accordance with the practice in effect for then-current senior management employees as of your termination date.

3. Termination after December 1, 1999, and before December 1, 2002 for Good Reason or for Company Initiated Termination for Other than Cause. If (a) you terminate your employment anytime after December 1, 1999, and before December 1, 2002, for Good Reason, or (b) the Company terminates your employment anytime after December 1, 1999, and before December 1, 2002, other than for Cause, you will be entitled to receive the following special severance benefits:

     (i) Severance. The Company will pay you from its general assets a severance payment in the gross amount equal to two times the sum of
            (A) your then-current annual base salary, and (B) the targeted amount of your short term bonus for the period in which your termination date occurs. Such payment will be made in a lump sum as soon as practicable following your termination date, or may be deferred by you in accordance with the terms and conditions set forth in Exhibit A attached hereto.
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                                      -4-                        January 3, 2000


     (ii) Prorated Short-Term Bonus. The Company will pay you from its general assets a prorated amount of your targeted short term bonus for the period in which your termination date occurs. Such payment will be made in a lump sum as soon as practicable following your termination date.

     (iii) Standard Equity Awards. Any Company stock options and performance shares/stock units that were awarded to you as part of the Company's standard annual long-term incentive award program and are outstanding as of your termination date shall continue to vest and be exercisable (as applicable) following your termination date, as if you were eligible for retirement-related benefits (or, in the case of your pre-1998 awards, as if you were Service Pension eligible within the meaning of the AT&T Management Pension Plan as in effect on July 31, 1997).

     (iv) Special Supplemental Retention/Retirement Deferrals. All amounts credited to the special supplemental retirement arrangment/Deferred Account through the sixth anniversary of the Effective Date of such Deferred Account shall be paid to you (or to your Survivors) within the calendar quarter immediately following the quarter which includes such sixth anniversary.

     (v) Special Equity Awards. You will forfeit any Nonvested Special Awards that have been or may be granted to you prior to your termination date (including, but not limited to, the special September 1, 1998, award that was granted to you), unless you are eligible for retirement-related benefits as of your termination date, and the terms and conditions of such awards provide for continuation because you are eligible for retirement-related benefits.

     (vi) Post-Termination Medical Coverage. In the event such termination occurs in 2000 you will be eligible for retiree medical coverage by virtue of the Rule of 65. In the event such termination does not occur in 2000, you will be eligible for retiree medical coverage, if as of your termination date you satisfy the conditions for such coverage under the Company's retiree medical plan. If you do not satisfy such conditions, the Company will pay your costs for continued medical coverage for you and your eligible dependents under the Company's active employee medical plan (as amended from time to time) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), for up to 18 months. Thereafter, you will be eligible for continued medical coverage under the Company's Senior Management Separation Medical Plan, as amended from time to time, subject to your making any required premium payments and satisfying any other terms and conditions thereunder.

     (vii) Life Insurance. The Company will provide you, for the remainder of your life, with continued life insurance coverage equal to two and one-half times your annual base salary in effect as of your termination date.

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                                      -5-                        January 3, 2000


     (viii) Financial Counseling. The Company will pay the cost of financial counseling for you for a period of two years from your termination date (including income tax preparation during the subsequent calendar year with respect to income tax returns for the calendar year which includes the second anniversary of your termination date), in accordance with the Company's then-current Senior Management Financial Counseling Program.

     (ix) Outplacement Counseling. The Company will provide you, if you so elect within one year after your termination date, with outplacement counseling from a firm selected by the Company, in accordance with the practice in effect for then-current senior management employees as of your termination date.

     (x) Telephone Reimbursement. You will continue to be eligible for telephone reimbursement through the Senior Management Telephone Reimbursement Program under the same terms and conditions that apply to senior managers who are Service Pension eligible.

4. Termination Anytime for Cause; Termination after November 30, 2002 for Any Reason. You shall not be entitled to receive any of the payments or benefits described in this Agreement, and shall have no other rights hereunder, if (a) the Company terminates your employment anytime for Cause, or (b) you or the Company terminate your employment anytime after November 30, 2002, for any reason. Provided, however, your entitlements under the Special Supplemental Retention/Retirement Deferral will remain in accordance with such arrangement. It is agreed and understood that at the expiration of this Agreement some or all of the provisions may be extended by mutual consent of you and the Company.

5.   Definitions. For purposes of this Agreement:

     (a) Good Reason. The termination of your employment for "Good Reason" means the termination of your employment, at your initiative, after an event constituting "Good Reason" occurs. An event constituting "Good Reason" will occur only if (1) any of the events described in paragraphs (i), (ii), (iii) or (iv) below occur before December 1, 2002, without your written consent, (2) you provide written notice to the Company's Executive Vice President-Human Resources within 10 business days after the occurrence of an event that you believe constitutes Good Reason, and (3) the Company does not remedy within 10 business days after receipt of such written notice the event specified in your notice as constituting Good Reason. "Good Reason" shall mean the occurrence of any of the following events:

            (i) You are demoted to a position which is not of a rank and responsibility comparable to members of the Company's then-current Operations Group or replacement group (if any) or of the rank and responsibility of a similar governance body as may be applicable; provided, however, that any one or combination of the following shall not constitute Good
                   Reason:





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                              - 6 -                          January 3, 2000

                   (A) A decision by the Company not to continue an Operations
                       Group.

                   (B) A change or changes in your reporting relationships.

                   (C) Any reduction or reductions in your business unit's
                       budget or in your business unit's head count.

            (ii) There is a reduction in either your annual base salary rate or the sum of your annual base salary rate, target annual incentive award, and target annual long term incentive grants (collectively, your "Total Annual Compensation") for any calendar or fiscal year, as applicable, to an amount that is less than the Total Annual Compensation that existed in the prior calendar or fiscal year, as applicable.

                   For purposes of this paragraph (ii), the dollar value of the target annual long term incentive grants shall exclude the value of any special one-time or periodic long-term incentive grants, and shall be determined by valuing performance shares, stock units, restricted stock, restricted stock units, etc., at the market share price utilized in valuing the annual senior management compensation structures in the materials presented to the Compensation and Employee Benefits Committee of the Company's Board of Directors (the "Committee") when authorizing such grants, and assuming 100% performance achievement if such grants include performance criteria. Stock options and stock appreciation rights will be valued by the Black-Scholes methodology (and related share price) as utilized in the materials presented to the Committee when authorizing such grants.

            (iii) You are assigned duties and responsibilities which materially diminish the overall scope of the duties and responsibilities of your New Position.

            (iv)   The failure of a successor to assume this Agreement.

                   If the Company disagrees with your determination that the event specified in your notice constitutes Good Reason, the Company will so notify you within ten business days after receipt of your notice.

     (b) Cause. The termination of your employment for "Cause" means the termination of your employment by the Company upon written notice to you for any of the events described in paragraphs (i), (ii), (iii), or (iv) below.

            (i) Your conviction (including a plea of guilty or nolo contendere) of a crime involving theft, fraud, dishonesty, or moral turpitude.

            (ii) Violation by you of the Company's Non-Competition Guideline (attached hereto as Exhibit D) or material violation by you of the Company's Code of Conduct.

            (iii) Your gross omission or gross dereliction of any statutory, common law, or other duty of loyalty to the Company or any of its affiliates.

                                   - 7 -                    January 3, 2000

     (iv) Your repeated failure to carry out your job duties despite specific instruction to do so; provided, however, that your failure to meet specific business objectives despite good faith efforts to do so shall not be considered cause for purposes of paragraph 4 of this Agreement.

     In the event the Company determines that there is Cause for termination of your employment, the Company shall provide you with written notice specifying the grounds upon which its determination is based.

6. Confidentiality. You agree never to disclose, whether verbally, in writing, electronically, or otherwise, the existence of this Agreement or any of its terms, unless required to do so by law. You will not talk about, write about, or otherwise disclose the terms or existence of this Agreement, unless required by law or to enforce the terms of this Agreement You may, however, discuss the contents of this Agreement with your spouse, legal and/or financial counselor, provided that you advise them of your obligations of confidentiality and that any disclosures made by any of them may be treated by the Company as disclosures made by you for purposes of this provision. Unless disclosure is required in the course of performing your duties for the Company, you also agree to maintain in confidence all confidential and proprietary information of the Company, and not disclose such information to any other party, unless required to do so by law or other legal process and then only if Employee first gives the Company five (5) business days written notice. If the legal process requires disclosure on less than five days notice, Employee shall immediately notify AT&T's General Counsel and take such steps as are necessary to extend the period for response to the legal process to five business days. In all cases in which Employee is served with legal process that might require disclosure of Proprietary Company Information, Employee shall also provide the Company's General Counsel with a copy of the legal process so that the Company may take such action as it deems appropriate to protect its Proprietary Company Information. As used in this Agreement, the term "Proprietary Company Information" includes, but is not necessarily limited to, technical, marketing, business, financial or other information which constitutes trade secret information or information not available to competitors of the Company, the use or disclosure of which might reasonably be construed to be contrary to the interests of the Company. The term "Proprietary Confidential Information" does not include information, which is generally available to the public.

7. Exclusive Severance Benefits. Benefits and payments under this Agreement are in lieu of (and you hereby waive any rights you otherwise may have under) any other current or future Company plan, program, and practice providing severance payment or post-retirement ancillary benefits, except as expressly provided otherwise in this Agreement. This Agreement reflects the entire agreement regarding the terms and conditions of any severance benefits to which you may become entitled. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject.



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                                      -8-

                                                                 January 3, 2000

8. Employment-at-Will. This Agreement is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment. The employment relationship at the Company is by mutual consent (employment-at-will). This means that employees have the right to terminate their employment at any time and for any (or no) reason. Likewise, the Company reserves the right to discontinue your employment with or without cause at any time and for any (or no) reason. The Company's various employee and executive benefit and incentive plans, programs, and practices (as may be mentioned in this Agreement), including, but not limited to, the Company's retiree medical plans, reflect their current provisions. The Company reserves the right to discontinue or modify any such plans, programs, and practices at any time.

9. Noncompetition. In consideration of receiving any benefits under this Agreement, you agree that during your employment with the Company and for a period of twenty-four months following the termination of your employment by the Company, you will not directly or indirectly (whether as an officer, director, employee, sole proprietor, consultant, partner, venturer, or shareholder, or in any other capacity as principal or agent), do any of the following:

     (a) Engage in any business which competes directly or indirectly with any business in which the Company is engaged.

     (b) Take any action to finance, guarantee, or provide any other material assistance to any person, firm, partnership, corporation, or other entity which engages in any business which competes directly or indirectly with any business in which the Company is engaged.

     (c)    Influence or attempt to influence any person, firm,
            partnership, corporation, or other entity that engages in any business which competes directly or indirectly with any business in which the Company is engaged to terminate any written agreement with the Company.
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                                      -9-

                                                                 January 3, 2000

     (d) Hire or attempt to hire any person who is employed by the Company, or attempt to influence any such person to terminate such employment.

     (e) Solicit or take away, or attempt to solicit or take away, as a client or customer any person, firm, partnership, corporation, or other entity that is or was a client or customer of the Company, including actively sought prospective customers.

The foregoing is not intended to prevent you from owning an equity interest in any corporation that is listed on a recognized securities exchange or traded in the over-the-counter market, to the extent that such interest does not exceed 2% of the value or voting power of such corporation and does not constitute control of such corporation. Furthermore, in accordance with the provisions of
Section 5 of the Non-Competition Guideline, you may apply to the Executive Vice President -- Human Resources for consent to compete (par. 9) or for a waiver of the operation of the Guideline (par. 10) on the grounds set forth in the Guideline and on the ground that your contemplated activity or relationship will not adversely impact the Company and is not within the spirit and intent of the Guideline. The Executive Vice President -- Human Resources shall evaluate your application, using reasonable judgment. In exercising the discretion granted him/her pursuant to paragraphs 9 and 10 of Section 5 of the Guideline, the Executive Vice President shall not unreasonably deny your application.

You should also be aware that a number of the Company's senior management plans are also subject to non competition constraints.

10. Breach. The Company shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of the Confidentiality and Noncompetition provisions set forth in this Agreement, in addition to any other remedies the Company may have. Any breach by you of such Confidentiality and Noncompetition provisions also will relieve the Company of all obligations to make any further payments to you pursuant to this Agreement, and shall require your repayment of any payments made hereunder. These remedies are in addition to any other remedies the Company may have with respect to any such breach.

11. Additional Conditions. The payments and benefits set forth in this Agreement are (a) subject to wage reporting and withholding for applicable taxes, and (b) contingent upon your signing at your termination of employment, and not subsequently revoking, a valid Waiver and General Release in form and substance substantially similar to the one attached to this Agreement as Exhibit C.

12. Except as specifically set forth in this Special Retention Agreement, in connection with signing the Waiver and General Release described in paragraph 11, you will waive any and all claims to salary, incentives, payments or benefits of any kind, other than those payments and benefits payable to you or your survivors under the following plans/programs under which you may be covered and/or may have chosen to participate: (1) AT&T Management Pension Plan, (2) AT&T Non-Qualified Pension Plan, (3) AT&T Excess Benefit Compensation Plan, (4) AT&T Senior

                                     - 10 -                      January 3, 2000

     Management Incentive Award Deferral Plan, (5) AT&T Long Term Savings Plan for Management Employees, (6) AT&T 1987 Long Term Incentive Program, (7) AT&T 1997 Long Term Incentive Program, (8) AT&T Senior Management Universal Life Insurance Program, (9) AT&T Senior Management Telephone Concession Program, (10) continuation rights for employee-paid coverage under the AT&T Supplementary Variable Universal Life Insurance Program,
     (11) AT&T Medical Expense Plan for Retired Employees, (12) Dental Expense Plan for Retired Employees, (13) Employee Stock Ownership and 1996 Stock Purchase Plans, all the above in accordance with and subject to the terms and conditions of each applicable plan, program or practice, as such may be constituted from time-to-time. In addition, nothing in the Waiver and General Release shall affect your rights to indemnification as a former officer and employee of the Company.

13. Attorney's Fees. In the event you bring an action to enforce the terms of this Agreement and prevail in any such action, the Company will pay your reasonable attorney's fees and costs in any such action.


Michael, we have valued your many contributions to the success of the Company, and believe that the arrangement described in this Agreement provides you with the appropriate incentives to remain with the Company.

If you agree with the foregoing, please sign this Agreement in the space provided below and return the signed original to me for our files. You should retain the enclosed copy of this Agreement for your records. Please do not hesitate to call me or Paula Pilewicz if you have any questions.

I look forward to hearing from you.


Sincerely,

/s/ Hal Burlingame


cc: P. Pilewicz


Acknowledged and Agreed

/s/ Michael G. Keith                    1/5/2000
--------------------                    --------
Michael G. Keith                        Date